EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 11th day of December, 2020 (the “Effective Date”) between THC Therapeutics, Inc., a Nevada corporation (“Company”), and Parker Mitchell (“Executive”).

RECITALS

Company wishes to employ Executive, and Executive wishes to be employed by Company in accordance with the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Company agree as follows:

1. Employment

As of the Effective Date, Company hereby agrees to employ Executive, and Executive agrees to be employed by Company, as its Chief Executive Officer. Executive will report directly to Company’s Board of Directors. Executive’s responsibilities will include all those matters customarily assigned to a Chief Executive Officer and those which may be reasonably assigned by Company. Executive shall follow the reasonable instructions of Executive’s Board of Directors and will comply in all material respects with all rules, policies and procedures of Company as modified from time to time to the extent that they are not inconsistent with this Agreement. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws.

2. Term of Employment

Employment under this Agreement shall terminate 36 months after the Effective Date (the “Initial Term”), unless terminated sooner pursuant to Section 5, or unless extended by both parties in writing. Any termination of Executive’s employment by Executive or Company (other than death) shall be communicated by written notice of termination to the other party in accordance with Section 16 of this Agreement.

3. Compensation

For the duration of Executive’s employment under this Agreement, Executive shall be entitled to compensation computed and paid pursuant to the following subparagraphs and subject to applicable withholdings and deductions:

3.1 Salary. Executive shall be paid a gross salary at the rate of $5,000 per month (the “Monthly Base Salary”), with (i) actual amounts paid to be prorated for the actual period of employment, (ii) such Monthly Base Salary to be deferred and accrued until the earlier of six months following the Effective Date, or the date that Company completes a $500,000 capital raise, and (iii) the Monthly Base Salary payable in equal installments thereafter in accordance with Company’s normal payroll practices. The Monthly Base Salary shall increase by $5,000 per month for each $500,000 capital raise completed by the Company during Executive’s employment, up to a maximum Monthly Base Salary of $20,000 per month. Company may review Executive’s salary from time to time as part of a review of Executive’s performance and other relevant factors and may determine in its sole discretion whether any other increase in salary shall be made.

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3.2 Stock Warrants. Company shall immediately issue Executive warrants to purchase shares of Company common stock as follows:

•	Three-year warrants to purchase 2,000,000 shares of Company common stock at $0.08/share, exercisable beginning on the date that Company’s common stock has traded for at least $0.08/share for at least 60 calendar days.

•	Three-year warrants to purchase 2,000,000 shares of Company common stock at $0.16/share, exercisable beginning on the date that Company’s common stock has traded for at least $0.16/share for at least 60 calendar days.

•	Three-year warrants to purchase 2,000,000 shares of Company common stock at $0.32/share, exercisable beginning on the date that Company’s common stock has traded for at least $0.32/share for at least 60 calendar days.

•	Three-year warrants to purchase 2,000,000 shares of Company common stock at $0.64/share, exercisable beginning on the date that Company’s common stock has traded for at least $0.64/share for at least 60 calendar days.

•	Three-year warrants to purchase 2,000,000 shares of Company common stock at $1.28/share, exercisable beginning on the date that Company’s common stock has traded for at least $1.28/share for at least 60 calendar days.

4. Other Benefits

4.1 Certain Benefits. Executive may participate in employee benefit programs established by Company for personnel on a basis commensurate with Executive’s position and in accordance with Company’s benefit plans and arrangements from time to time, including eligibility requirements. Company shall have the right to amend or terminate any such plans or programs. Notwithstanding the foregoing, Executive acknowledges that its participation in certain benefit programs may be limited if Executive is not viewed or treated as an employee of Company for federal income tax purposes.

4.2 Expenses. Company shall reimburse Executive in accordance with Company’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure, including travel expenses.

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5. Termination

The following provisions shall apply upon termination of Executive’s employment under applicable circumstances as set forth below. Any amount payable to Executive under this Section 5 shall be subject to all applicable federal, state and local withholdings, or payroll or other taxes. Except as set forth in this Section 5, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Agreement or from Executive’s employment with Company or its termination, except as required by law.

5.1 By Company with Cause. Company shall be permitted to terminate for Cause Executive’s employment hereunder prior to expiration of the Initial Term. Upon termination of Executive’s employment for Cause, Executive shall be paid unpaid wages including all deferred compensation earned through the termination date.

5.1.1. “Cause,” as used herein, shall mean Executive’s (i) willful and continued failure to perform his material duties with respect to Company or its affiliates (except where due to a physical or mental incapacity) which continues beyond fifteen (15) business days after a written demand for substantial performance is delivered to Executive by Company, (ii) conviction of or plea nolo contendere to (A) the commission of a felony by Executive, or (B) any misdemeanor that is a crime of moral turpitude, (iii) Executive’s willful and gross misconduct in connection with his employment duties, (iv) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject, (v) any willful and intentional act having the intended effect of injuring the reputation, business or business relationships of Company or its affiliates. No act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of Company. No failure of Executive or Company to achieve performance goals, in and of itself, shall be treated as a basis for termination of Executive’s employment for Cause. Notwithstanding anything herein to the contrary, no termination shall be treated as for “Cause” (and any such termination shall instead be treated as without “Cause”) unless (i) Executive has been given not less than fifteen (15) business days’ written notice by the Chief Executive Officer or the board of its intention to terminate Executive’s employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based (the “Cause Notice”), (ii) the Cause Notice is delivered not later than sixty (60) days after the Chief Executive or board’s learning of such act or acts or failure or failures to act, and (iii) the Chief Executive or board has thereafter provided Executive with a copy of a resolution duly adopted by the board (after Executive has been given a reasonable opportunity, together with counsel, to be heard before the board) confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, and no cure was timely effected.

5.2 By Company other than for Cause or Total Disability or by Executive for Good Reason. If Company terminates Executive’s employment other than for Cause, Total Disability (as defined below), or death, Company shall pay to Executive a severance payment equal to the number of months remaining in the Initial Term at such time, multiplied by the Monthly Base Salary at such time; provided, however, that Executive’s entitlement to such severance amount is conditioned upon Executive executing and not revoking a release substantially in the form attached as Exhibit A (the “Release”) within the applicable 28 or 52 day time period provided for therein (the “Applicable Release Period”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.

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5.3 Total Disability. If Company or Executive terminates Executive’s employment due to Executive’s Total Disability, Company shall pay to Executive unpaid wages earned through the termination date (including deferred compensation), plus a severance payment equal to $25,000. “Total Disability” as used herein shall have the same meaning as the term “Total Disability” as used in Company’s long-term disability policy in effect at the time of termination, if one exists. If Company does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating to ninety (90) calendar days in a twelve (12) month period, provided, however, that this period may be extended in the sole discretion of the Chief Executive Officer.

5.4 Death. If Executive’s employment terminates due to death, Company shall pay to Executive’s estate the unpaid wages earned through the termination date, plus a severance payment equal to $25,000.

6. Confidential Information

6.1 Executive recognizes that the success of Company and its current or future Affiliates (as defined below in this Section 6) and Managed Companies depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential including, without limitation, information to which Executive has access while employed by Company whether recorded in any medium or merely memorized (all such information being “Confidential Information”). Confidential Information includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 8.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Company by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Company or any of its Affiliates or Managed Companies.

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6.2 Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of Company and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Company. Notwithstanding the foregoing, Executive may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Executive has notified Company immediately after receipt of such order or requirement and allowed Company a meaningful opportunity to apply for protective measures, if time permits.

6.3 Executive hereby assigns to Company any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Company or its assigns.

6.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein.

6.5 Executive’s obligations under this Section 6 are in addition to any obligations that Executive has under state or federal law.

6.6 Executive agrees that in the course of Executive’s employment with Company, Executive will not violate in any way the rights that any entity, including former employers, has with regard to trade secrets or proprietary or confidential information.

6.7 Executive’s obligations under this Section 6 shall survive the termination of this Agreement for a period of eighteen (18) months thereafter.

7. Return of Company Property

Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Company, and Executive shall deliver to Company all such material in Executive’s possession or control upon Company’s request and in any event upon the termination of Executive’s employment with Company. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Company upon termination or request.

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8. Inventions

8.1 Executive understands and agrees that all Inventions are the exclusive property of Company. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with Company or Affiliates, whether or not during working hours or within three (3) months thereafter and related to Company’s then existing or proposed business. In recognition of Company’s ownership of all Inventions, Executive shall make prompt and full disclosure to Company of, will hold in trust for the sole benefit of Company, and (subject to Section 8.2 below) hereby assigns, and agrees to assign in the future, exclusively to Company all of Executive’s right, title, and interest in and to any and all such Inventions.

8.2 Executive understands that Executive’s obligation to assign inventions shall not apply to any inventions for which no equipment, supplies, facilities, or trade secret information of Company was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of Company, or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Company.

8.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Company subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Company, or its successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Company or its successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Company may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

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8.4 Executive hereby waives and quitclaims to Company any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with Company and take all other such acts requested by Company (including signing applications for patents, assignments, and other papers, and such things as Company may require) to enable Company to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Company and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

8.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Company and belonging to Executive that Executive wishes to have excluded from this Section 8 (the “Excluded Inventions”). If during Executive’s employment with Company, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Company, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know How”), Company is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

9. Nonsolicitation

9.1 During Executive’s employment with Company, and for a period expiring eighteen (18) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, directly or indirectly:

9.1.1 solicit or entice away or in any other manner persuade or attempt to persuade any officer or employee of Company to alter or discontinue his or her relationship with Company;

9.1.2 solicit from any person or entity that was a customer of Company during Executive’s employment with Company, any business of a type or nature similar to the business of Company or any of its Affiliates or Managed Companies with such customer;

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9.1.3 solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Company to discontinue its relationship with Company;

9.1.4 engage in or participate in the development, engineering or sale of smart sprinkler controllers; or

9.1.5 solicit, divert, take away any customers of Company.

9.2 Nothing in Section 9.1 limits Executive’s ability to hire an employee of Company or any of its Affiliates or Managed Companies in circumstances under which such employee first contacts Executive regarding employment and Executive does not violate any of Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4 or 9.1.5 herein.

9.3 Company and Executive agree that the provisions of this Section 9 do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Company; that the nature of Executive’s responsibilities with Company under this Agreement provide and/or will provide Executive with access to Confidential Information that is valuable and confidential to Company; that Company would not employ Executive if Executive did not agree to the provisions of this Section 9; that this Section 9 is reasonable in terms of length of time and scope; and that adequate consideration supports this Section 9. In the event that a court determines that any provision of this Section 9 is unreasonably broad or extensive, Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

10. Remedies

Notwithstanding any other provisions of this Agreement regarding dispute resolution, including Section 10, Executive agrees that Executive’s violation of any of Sections 6, 7, 8 or 9 of this Agreement may cause Company irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 6, 7, 8 or 9. The preceding sentence shall not be construed to limit Company from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 6, 7, 8 or 9.

11. Venue

Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with Company or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in Clark County, Nevada.

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12. Fees

The prevailing party will be entitled to its reasonable costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

13. Disclosure

Executive agrees fully and completely to reveal the terms of Sections 6, 7, 8 or 9 of this Agreement to any future employer or business contacts of Executive and authorizes Company, at their election, to make such disclosure.

14. Representation of Executive

Executive represents and warrants to Company that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive shall not in the course of Executive’s employment violate any obligation that Executive may owe any third party, including former employers.

15. Assignability

During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Company may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation and notwithstanding anything in this Agreement, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment under Section 5.2 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Company, its successors and assigns.

16. Notices

All notices, requests, consents, and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly give if delivered personally or sent by Fedex, or mailed first class postage prepaid as follows:

If to Employee: _________________________

  _________________________

  _________________________

If to Company: ________________________

  ________________________

  ________________________

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17. Severability

If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

18. Waivers

No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19. Governing Law

The validity, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to the conflicts of law provisions of such laws.

20. Survival

Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Company, except for obligations under Sections 1, 2, 3 and 4.

21. Entire Agreement

This instrument constitutes the entire agreement of Executive and Company with respect to the subject matter herein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment with Company. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Company must, in order to be binding upon Company, be signed by the Chief Executive Officer of Company.

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22. Executive’s Recognition of Agreement

Executive acknowledges that Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Company. Executive acknowledges that Executive has been advised by Company that Executive is entitled to have this Agreement reviewed by an attorney of his selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

23. Delayed Payment Under Certain Circumstances

Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid an excise tax under Internal Revenue Code Section 409A, the payment of any compensation pursuant to Sections 5.2, 5.3, or 5.4, shall be delayed for a period of six (6) months if Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six (6) month period will be paid on the six-month anniversary of Executive’s separation from service.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

COMPANY:

THC Therapeutics, Inc.

/s/ Brandon Romanek

Name: Brandon Romanek

Title: Chairman of the Board of Directors

EXECUTIVE:

Parker Mitchell

/s/ Parker Mitchell

Individually

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EXHIBIT A

RELEASE

THC THERAPEUTICS, INC.

This Release (“Release”) is entered into by___________________ (“Executive”) with respect to the termination of the employment relationship between Executive and THC Therapeutics, Inc. (the “Company”).

1. Executive’s last day of employment with the Company was __________ (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2. Executive has been provided all compensation and benefits earned Executive by virtue of employment with Employer, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation and excluding amounts payable to Executive under the Employment Agreement between Executive and Company dated_____________(“Employment Agreement”).

3. As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, Executive hereby releases Company and its affiliates, and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied; tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Agreement, claims that arise after the execution of this Agreement, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Agreement in accordance with applicable law. This waiver and release shall not apply to claims arising after Executive’s execution of this Release.

4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Agreement in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

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5. Executive represents and warrants that Executive has turned over to Employer all property of Employer, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from Employer or its employees or that Executive generated in the course of employment with Employer.

6. Executive specifically agrees as follows:

a. Executive is knowingly and voluntarily entering into this Release;

b. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

c. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release;

d. Executive understands he has a period of at least twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

e. If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void and the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

f. Executive may accept this Agreement before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7. Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the Employment Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation.

8. With regard to the subject matter herein, this Release shall be interpreted pursuant to Nevada law.

On Behalf of Executive

___________________________________________

Signature

___________________________________________

Name

__________________________________________

Date

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